                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           The Westwood Group, Inc.
               (Name of Registrant as Specified In Its Charter)

                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                      [The Westwood Group Inc. Letterhead]

                                                                October 21, 1998


Dear Fellow Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of The Westwood Group, Inc. on November 19, 1998. The meeting will be held in the Clubhouse Dining Room at Wonderland Greyhound Park, 190 Veterans of Foreign Wars Parkway, Revere, Massachusetts and will begin at 10:00 a.m.

     At the meeting the stockholders will be asked to consider and vote upon the election of directors. I hope that you will carefully review the accompanying Proxy Statement, and cast your vote for the re-election of Directors standing for election. The formal Notice of Meeting, Proxy Statement and Proxy Card as well as the Form 10-K for the year ended December 31, 1997 are enclosed.

     For the year ended December 31, 1997 the Company realized Income from Operations of $2,008,129 as compared to $1,592,612 the previous year and $48,671 in 1995. Operating Revenues increased from $20,581,747 in 1996 to $21,045,778 in 1997, an increase of $464,031 or 2.3%; whereas Operating Expenses experienced a nominal increase, of 0.3%, from $18,989,135 to $19,037,649.

     For the year ended December 31, 1997 the Company realized Other Income of $781,838 as compared to $1,112,630 the previous year. The net decrease of $330,792 was primarily attributable to a decrease in gains realized from the disposition of real estate. Additionally, interest expense decreased by $367,993 relating to the corresponding decrease in debt and the Company realized a significant increase in the equity income from our investment in Back Bay Restaurant Group, Inc.

     Net Income for the year ended December 31, 1997 was $2,958,856 or $2.36 per share which includes income of $.14 per share attributable to discontinued operations. This compares favorably with the prior year in which the Company realized Net Income of $511,806 or $.41 per share which included a loss from discontinued operations of $1.74 per share.

     One very significant development that occurred since the close of the fiscal year was the refinancing of the Company's debt that took place on June 30, 1998. A $5,000,000 mortgage on the Wonderland property allowed us to consolidate our debt and eliminate debt that had been in default. This refinancing is the final chapter in the financial restructuring of the Company. We can now devote all our attention and energies to the building of our core business as well as exploring new and different opportunities.

         While we have successfully accomplished the restructuring, it is a critical time in the Company's history. Wonderland Greyhound Park, Inc., the Company's subsidiary, continues to experience declines in on-site attendance and wagering on live racing. These declines are not unique to Wonderland and are being experienced by most other greyhound racetracks that have not had the opportunity to expand and adapt their business to an ever changing landscape.

         Here in Massachusetts we are still faced with the devastating impact from the Massachusetts lottery, the two Connecticut Indian casinos, Foxwoods and Mohegan Sun, as well as the slot machines at the Lincoln, Rhode Island greyhound track. In addition to such competition, we now are faced with casino boats leaving from Gloucester, Massachusetts, just thirty minutes north of Wonderland.

         This past year we and our fellow Massachusetts track operators failed to convince the Massachusetts legislature to enact legislation that would authorize slot machines at racetracks. As a long-term strategy we will continue to pursue gaming legislation. It is a strategy that insures maximization of shareholder value. In the shorter term, the statutes that govern racing in the Commonwealth of Massachusetts expire in 1999. It is imperative that we are successful in convincing the legislature to not only extend the statutes but also to amend them in a manner that provides Wonderland with the ability to remain competitive and earn a fair return on its substantial investment.

          There are significant challenges that are before us, but with your continued support I am confident that we can be successful in building shareholder value. I look forward to seeing you at the Annual Meeting.

                                       Very truly yours,


                                       RICHARD P. DALTON
                                       President and Chief Executive Officer






                            The Westwood Group, Inc.

                            THE WESTWOOD GROUP, INC.
                      190 VETERANS OF FOREIGN WARS PARKWAY
                          REVERE, MASSACHUSETTS 02151

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 19, 1998

                            ------------------------

To the Stockholders of
The Westwood Group, Inc.

     Notice Is Hereby Given that the Annual Meeting of the Stockholders of The Westwood Group, Inc. (the "Company") will be held at the Clubhouse Dining Room, Wonderland Greyhound Park, 190 Veterans of Foreign Wars Parkway, Revere, Massachusetts, on November 19, 1998 at 10:00 a.m., local time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

          1. To elect one (1) Director by vote of holders of Common Stock and Class B Common Stock, voting together, such Director to serve for a three (3) year term.

          2. To elect one (1) Director by vote of holders of Common Stock, voting as a separate class, such Director to serve for a three (3) year term.

          3. To transact any other business that may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on October 14, 1998 as the record date for determination of stockholders entitled to vote at the Annual Meeting. The stock transfer books of the Company will not be closed.

     Whether or not you intend to be present at the Annual Meeting, please fill out, date and sign the enclosed proxy and return it promptly in the enclosed envelope.


                                          By Order of the Board of Directors


                                          RICHARD P. DALTON
                                          President


Approximate date of mailing to Stockholders:
October 21, 1998

                                   IMPORTANT

     You are earnestly requested to fill out, date, sign and mail promptly the enclosed proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. a postage-paid envelope is provided for mailing in the United States. You are entitled to revoke your proxy at any time before it is exercised by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the meeting.

                            THE WESTWOOD GROUP, INC.
                      190 VETERANS OF FOREIGN WARS PARKWAY
                          REVERE, MASSACHUSETTS 02151

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 19, 1998

                  APPROXIMATE DATE OF MAILING TO STOCKHOLDERS:
                                OCTOBER 21, 1998

                            ------------------------

     This Proxy Statement is furnished to the stockholders of The Westwood Group, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Clubhouse Dining Room, Wonderland Greyhound Park, 190 Veterans of Foreign Wars Parkway, Revere, Massachusetts on November 19, 1998 at 10:00 a.m., local time, and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised, by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such revocation will not affect any votes taken prior thereto. The mere presence at the Annual Meeting of the person appointing a proxy does not revoke the appointment.

     The holders of a majority in interest of all Common Stock and Class B Common Stock issued, outstanding and entitled to vote are required to be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" have the same effect as votes against proposals presented to stockholders other than election of directors.

                       RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on October 14, 1998 are entitled to vote at the Annual Meeting. As of August 14, 1998, the Company had outstanding and entitled to vote 351,210 shares of Common Stock, par value $.01 per share ("Common Stock"), and 912,015 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"). Each outstanding share of Common Stock entitles the record holder to one vote and each outstanding share of Class B Common Stock entitles the record holder to ten votes.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation (the "Certificate") provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible. The Certificate further provides that, at each annual meeting of stockholders, one class of directors shall be elected to serve a term of office to expire at the third succeeding annual meeting of stockholders. Due to the expiration of the term of two of the current directors of the Company, at the Annual Meeting, two (2) directors are to be elected to serve until the third succeeding annual meeting following their election and until their successors are elected and qualified.

     The Certificate also provides that, at each annual meeting of stockholders, the holders of Common Stock, voting as a separate class, are entitled to elect as directors that number of persons which, when added to the number of directors previously elected by the holders of Common Stock voting as a separate class who are to serve after such meeting, would constitute 25% of the total number of directors to serve after such meeting, provided that at any such annual meeting the holders of Common Stock are entitled to elect at least one person as a director but not more than one-half of the members of the Board of Directors to be elected at such annual meeting. Holders of Common Stock and holders of Class B Common Stock, voting together as a single class, are entitled to elect the remaining directors, with each share of Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to ten (10) votes. Directors are elected by a plurality of the votes cast by the holders of Common Stock and Class B Common Stock entitled to vote.

     The Board of Directors has adopted a resolution to fix the number of directors constituting the Board at four effective as of the Annual Meeting in accordance with the by-laws of the Company and has nominated (i) Paul J. DiMare to serve as the director elected by the holders of Common Stock, voting as a separate class, for a term of three (3) years, and (ii) Charles F. Sarkis to serve as the director elected by the holders of Common Stock and Class B Common Stock, voting together, for a term of three (3) years. It is the intention of the persons authorized by the enclosed proxy unless authority to do so is withheld, to vote to elect Mr. DiMare as director serving until the third succeeding annual meeting following his election and until his successor is elected and qualified and to elect Mr. Charles F. Sarkis as director serving until the third succeeding annual meeting following his election and until his successor is duly elected and qualified. All of the nominees are current directors of the Company.

     In the unforeseen event that any of the nominees should become unable or unwilling to serve as a director, the persons authorized by the enclosed proxy intend to vote for such substitute nominee as the Board of Directors may designate, or in the absence of such designation, in accordance with the best judgment of the person or persons acting under the proxy.

     The following table sets forth certain information concerning the nominees for election at the Annual Meeting and the other directors of the Company continuing in office. Unless otherwise indicated, titles or positions of an individual in the table refer to the individual's title or position with the Company.

                                 DIRECTOR
         NAME AND AGE             SINCE                        PRINCIPAL OCCUPATION
         ------------            --------                      --------------------
                                   DIRECTORS STANDING FOR ELECTION
NOMINATED FOR A TERM ENDING IN 2001:

Paul J. DiMare (56)                1982     President of Paul J. DiMare Management Corp. (agricultural management and marketing) and DiMare Homestead, Inc.
                                                 (agricultural processing and packaging) for more than
                                                 the past five years. Director of First National Bank,
                                                 Homestead, Florida.

Charles F. Sarkis (58)             1978     Chairman of the Board since 1978; Chief Executive Officer
                                                 from 1978 to 1992; President from 1984 to 1992.
                                                 Chairman of the Board, President and Chief Executive
                                                 Officer of Back Bay Restaurant Group, Inc. (a
                                                 restaurant holding company), formerly a wholly-owned
                                                 subsidiary of the Company, for more than five years.
                                                 Chief Executive Officer of Sarkis Management
                                                 Corporation (restaurant management).

                                    DIRECTORS CONTINUING IN OFFICE
SERVING A TERM ENDING IN 2000:

Richard P. Dalton (51)             1987     President and Chief Executive Officer since 1993;
                                                 Executive Vice President from 1988 to 1992; Chief
                                                 Operating Officer from 1989 to 1992; Chief Financial
                                                 Officer from 1988 to 1989; Vice President from 1984
                                                 to 1987; Treasurer from 1974 to 1989. Director of
                                                 Back Bay Restaurant Group, Inc.

SERVING A TERM ENDING IN 1999:

A. Paul Sarkis (30)                1995     Executive Vice President since August, 1995; Corporate
                                                 Director of Development from 1993 to 1995; Financial
                                                 Analyst from 1990 to 1993.

                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held two meetings by unanimous written consent during the fiscal year ended December 31, 1997.

     The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The board does not have a nominating committee. During 1997, the Audit Committee was comprised of the Board of Directors.

     The Audit Committee reviews with the Company's independent accountants the scope of the audit for the year, the results of the audit when completed and the fees for the services performed. The Audit Committee also recommends independent accountants to the Board of Directors and reviews with management various matters relating to internal accounting controls. During the year ended December 31, 1997, the Audit Committee held no separate meetings.

     The Compensation Committee determines and approves compensation and bonuses to be paid to executive officers of the Company. The Compensation Committee also administers any stock option, grant or bonus plans of the Company. During the year ended December 31, 1997, the Compensation Committee held no separate meetings.

     Charles F. Sarkis, currently the Chairman of the Board of Directors of the Company and a nominee for reelection as a director of the Company, is the father of A. Paul Sarkis, Executive Vice President and director of the Company. All of the directors and executive officers are citizens of the United States. There are no arrangements or understandings between any of the directors or executive officers of the Company and any other person pursuant to which such director or executive officer was or will be selected as a director or officer of the Company. Each of the executive officers of the Company holds office at the pleasure of the Board of Directors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     (a) Common Stock. The following table sets forth certain information as of October 14, 1998 with respect to the beneficial ownership of the Company's Common Stock by each director and each nominee for election as a director, by each named executive officer, by all directors and officers of the Company as a group, and by persons known by the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise noted, such stockholders have full voting and/or investment power with respect to the shares listed as beneficially owned by them.

                                              SHARES OF                  PERCENT OF
                                            COMMON STOCK                   CLASS
BENEFICIAL OWNER                         BENEFICIALLY OWNED(1)        BENEFICIALLY OWNED
----------------                         ---------------------        ------------------
MANAGEMENT:

Richard P. Dalton                              52,350(2)                  13.7%
Paul J. DiMare                                143,300(3)                  37.4%
A. Paul Sarkis                                 48,609(4)                  12.4%
Charles F. Sarkis                             899,616(5)                  72.4%
All Directors and Officers as
a Group (5 persons)                         1,143,875(6)                  83.4%

OTHER HOLDERS:

DiMare Homestead, Inc.                         92,500(7)                  27.0%
Jon M. Baker                                   37,749(8)                  10.2%
Michael S. Fawcett                             25,600(9)                   7.0%
Joseph J. O'Donnell                            47,669(10)                 12.9%
Pauline F. Evans                               26,122(11)                  7.6%
Patricia F. Harris                             19,850(12)                  5.8%

------------

 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days, including by conversion of such stockholder's shares of Class B Common Stock into shares of Common Stock or by exercise of options. For purposes of this table, any shares of Common Stock not outstanding which are subject to such a right, options or conversion privileges, are deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person or group, but are not deemed to be outstanding for the purposes of computing such percentage owned by any other person or group.

 (2) Includes presently exercisable options to purchase 40,000 shares.

 (3) Includes 92,500 shares held of record by DiMare Homestead, Inc. a Florida corporation controlled by Mr. DiMare. Also includes presently exercisable options to purchase 40,000 shares. Mr. DiMare's address is c/o DiMare Homestead, Inc., P.O. Drawer BB, Homestead, Florida 33030.

 (4) Includes presently exercisable options to purchase 32,500 shares and 16,109 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis. Mr. Sarkis' address is c/o the Company, 190 V.F.W. Parkway, Revere, Massachusetts 02151.

 (5) Consists of 804,616 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis as well as presently exercisable options to purchase 95,000 shares. Does not include 6,750 shares of Common Stock or 2,900 shares of Class B Common Stock held by Mr. Sarkis' wife; Mr. Sarkis disclaims beneficial ownership of such shares. See footnote (2) to the table below showing beneficial ownership of Class B Common Stock. Mr. Sarkis' address is c/o Back Bay Restaurant Group, Inc., 284 Newbury Street, Boston, Massachusetts 02115.

 (6) Includes presently exercisable options to purchase 207,500 shares and 820,725 shares issuable upon conversion of shares of Class B Common Stock, held by all directors and officers as a group.

 (7) See Footnote (3).

 (8) Includes 7,665 shares held of record by International Planning Group 401(K) Profit Sharing Plan over which Mr. Baker has voting and investment power, and presently exercisable options to purchase 26,334 shares. Mr. Baker's address is c/o The Baker Companies, 62 Walnut Street, Wellesley, Massachusetts 02181.

 (9) Includes presently exercisable options to purchase 25,000 shares. Mr. Fawcett's address is c/o Dorman & Fawcett, P.O. Box 214, Hamilton, Massachusetts 01936.

(10) Includes presently exercisable options to purchase 25,000 shares. Mr. O'Donnell's address is c/o Boston Concessions Group, Inc., 111 6th Street, Cambridge, Massachusetts 02141.

(11) Ms. Evans' address is 3600 Galt Ocean Drive, Fort Lauderdale, Florida
     33308.

(12) Ms. Harris' address is 10190 Collins Avenue, Bal Harbour Manor, Florida 33154.

     (b) Class B Common Stock. The following table sets forth certain information as of October, 14 1998, with respect to the beneficial ownership of the Company's Class B Common Stock by each director who owns Class B Common Stock, by each named executive officer, by all directors and officers of the Company as a group, and by persons known by the Company to own beneficially more than 5% of the outstanding Class B Common Stock. Unless otherwise noted, such stockholders have full voting and/or investment power with respect to the shares listed as beneficially owned by them.

                                                     SHARES OF CLASS B               PERCENT OF
                                                       COMMON STOCK                    CLASS
               BENEFICIAL OWNER                   BENEFICIALLY OWNED (1)         BENEFICIALLY OWNED
               ----------------                   ----------------------         ------------------
Charles F. Sarkis..............................           804,616(2)                    88.2%
A. Paul Sarkis.................................            16,109                        1.8%
All Directors and Officers as a Group (5
  persons).....................................           820,725(2)                    90.0%

------------------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security). For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days.

(2) Includes shares held by Sarkis Management Corporation which is wholly owned by Mr. Sarkis. Does not include 93,754 shares held by Mr. Sarkis' six adult children (including A. Paul Sarkis) or 2,900 shares held by Mr. Sarkis' wife; Mr. Sarkis disclaims beneficial ownership of such shares.

                             EXECUTIVE COMPENSATION

     The following table shows the cash and remuneration paid or accrued for the three years ended December 31, 1997 in respect of services rendered to the Company and its subsidiaries for the three years ended December 31, 1997 by the Company and its subsidiaries to the Company's Chief Executive Officer and to each of the Company's other executive officers whose annual compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation (1)                      Long-Term Compensation Payouts
                                 ---------------------------------------------    ---------------------------------------------
           Name and                                                  Other        Restricted                             All
           Principal                                 Incentive       Annual         Stock       Options/     LTIP       Other
           Position              Year     Salary       Bonus      Compensation     Awarded        SARs      Payouts    Payouts
           ---------             ----    --------    ---------    ------------    ----------    --------    -------   ---------
Charles F. Sarkis..............  1997    $200,000       --          $23,616          --          20,000       --         --
  Chairman of the Board          1996    $200,000       --               --          --              --       --         --

  Chairman of the Board,         1995    $200,000       --               --          --              --       --         --
  President and Chief Executive
  Officer

Richard P. Dalton..............  1997    $186,250       --          $19,680          --          15,000       --         --
  President and Chief Executive  1996    $180,000       --               --          --              --       --         --
  Officer

  Executive Vice President and   1995    $180,000       --               --          --          25,000       --         --
  Chief Operating Officer

A. Paul Sarkis.................  1997    $ 93,750       --          $15,744          --           7,500       --         --
  Executive Vice President

Richard G. Egan, Jr............  1997    $100,817       --          $ 9,840          --           5,000       --         --
  Vice President and Chief
  Financial Officer

------------

(1) Cash compensation is paid periodically and, from time to time, may be advanced. Other annual compensation reflects bonus amounts paid in 1997.

COMPENSATION PURSUANT TO PLANS

     Compensation Plan. The Company has adopted a compensation plan. The compensation plan is designed to provide an environment and opportunity for key executives to be rewarded for individual achievement as well as for attaining overall corporate goals. The compensation plan includes provisions for a base salary, annual incentive and long term incentives. Base salary is determined annually and is based upon the level and amount of responsibility in the context of comparable companies. Additional annual incentives are to be distributed to key executives from a bonus pool. A performance bonus equal to 10% of income before tax will be allocated to the key executives at the discretion of the Compensation Committee and Board of Directors. Additionally, a discretionary bonus of up to 5% of income before taxes will be available to reward an employee's individual performance. Finally, long term incentives will consist of stock options granted to key executives at the discretion of the Compensation Committee and Board of Directors.

     In addition, a special transaction bonus is available in the event that the Chairman initiates and/or negotiates an extraordinary transaction to enhance shareholder value, including a merger, sale, acquisition or joint venture. The transaction bonus is equal to 2% of the value of any such transaction.

     As of December 31, 1997, an aggregate bonus of $538,000 had been accrued but not yet allocated or paid to the named executive officers based upon the operating results of the Company for 1997.

     Remuneration of Directors. The Company pays to each non-employee director $2,000 per Board meeting attended with an additional fee of $1,000 for each Committee meeting attended.

     Stock Option Agreements. During 1997, the Company issued to certain executives 47,500 options to purchase the Company's Common Stock at an exercise price of $3.00 per share. During 1995, the Company awarded to Directors and former Directors of the Company, non-qualified stock options to purchase 241,334 shares of the Company's Common Stock at an exercise price of $3.00 per share. All such options terminate 10 years from the date of grant.

          OPTION GRANTS IN FISCAL YEAR 1997 AND YEAR-END OPTION VALUES

     The following table provides certain information regarding options to purchase shares of the Company's Common Stock granted to the named executive officers in Fiscal Year 1997.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                % OF TOTAL
                                  NUMBER OF      OPTIONS                    MARKET
                                  SECURITIES    GRANTED TO                 PRICE ON
                                  UNDERLYING    EMPLOYEES     EXERCISE      DATE OF
                                   OPTIONS      IN FISCAL       PRICE        GRANT     EXPIRATION
              NAME                 GRANTED       YEAR (%)     ($/SHARE)    ($/SHARE)      DATE
              ----                ----------    ----------    ---------    ---------   ----------
Charles F. Sarkis...............    20,000         38.1         3.00         3.00       11/24/07
Richard P. Dalton...............    15,000         28.6         3.00         3.00       11/24/07
A. Paul Sarkis..................     7,500         14.3         3.00         3.00       11/24/07
Richard G. Egan, Jr.............     5,000          9.5         3.00         3.00       11/24/07

     The table below shows the total number of unexercised options held at December 31, 1997. There are no unexercised in-the-money options at the fiscal year end. No options were exercised in the fiscal year ended December 31, 1997.

                         FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED       VALUE OF UNDERLYING
                                                  OPTIONS AT FY-END             IN-THE-MONEY
                                             ----------------------------     OPTIONS AT FISCAL
                   NAME                      EXERCISABLE    UNEXERCISABLE         YEAR-END
                   ----                      -----------    -------------    -------------------
Charles F. Sarkis..........................    95,000               0                 0
Richard P. Dalton..........................    40,000               0                 0
A. Paul Sarkis.............................    32,500               0                 0
Richard G. Egan, Jr........................         0           5,000                 0

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee (the "Committee"), which determines executive officer compensation annually. The Committee is composed of the Board of Directors.

     In its deliberations, the Committee considers (i) the levels of responsibility associated with each executive's position, (ii) the past performance of the individual executive, (iii) the extent to which any individual, department or Company-wide goals have been met, (iv) the overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions, and (v) the recommendations of appropriate officers of the Company.

     The Company's compensation program utilizes a combination of base salaries, annual bonuses and stock option awards.

     In determining the base salaries paid to the Company's executive officers, the Committee considers, in particular, their levels of responsibility, salary increases awarded in the past, and the executive's experience and potential.

     The Committee views cash bonuses as a vehicle for rewarding executives for achieving individual and corporate performance objectives.

     The Company's stock option program is intended to reward the participating executives for their efforts in building shareholder value and improving corporate performance over the long term. The stock option program also promotes the retention of talented executives. In determining the number of options granted to executive officers, the Committee takes into consideration options granted to such executives in previous years and the potential value which may be realized upon exercised of the options as a result of appreciation of the Company's stock during the option term.

     During the fiscal year ended December 31, 1997, the Board of Directors approved and ratified the granting of options to certain executives of the Company to purchase 47,500 shares of Common Stock at an option price equal to the fair market value of the Company's Common Stock at the date the options were granted. During 1997, the Board of Directors approved and ratified the increase in the base salary and bonuses to certain of the Company's executive officers (See table above, entitled "Summary Compensation Table").

     The foregoing report has been approved by the members of the Committee.

                                          COMPENSATION COMMITTEE

                                          Charles F. Sarkis
                                          Richard P. Dalton
                                          A. Paul Sarkis
                                          Paul J. DiMare

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1997, Messrs. Charles F. Sarkis, Richard
P. Dalton and A. Paul Sarkis served as executive officers of the Company and as members of the Board of Directors of the Company which performs the functions of a compensation committee. In addition, Mr. Charles F. Sarkis served as a director and executive officer of Back Bay Restaurant Group, Inc. ("BBRG") and Mr. Dalton served as a member of the Compensation Committee of the Board of Directors of BBRG.

                            STOCK PERFORMANCE GRAPH

     A stock price performance graph has been omitted as the Company's Common Stock is not listed on a national securities exchange or traded on NASDAQ and thus there is no regularly reported price for such Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     (a) The Company made loans of $28,000, $52,000 and $32,400 to Richard P. Dalton, a director and executive officer of the Company, in 1986, 1987 and 1988 respectively, in connection with certain purchases by Mr. Dalton of shares of the Company's Common Stock. Personal loans in the amounts of $107,905, $55,104 and $10,000 were also made to Mr. Dalton during 1989, 1990 and 1991, respectively. During 1990, Mr. Dalton repaid $25,000 in principal amount of these loans. The Company also made personal loans to Mr. Sarkis in the amounts of $201,086 and $209,237 during 1989 and 1990, respectively. In January, 1995, Mr. Sarkis repaid

$80,000 to the Company. These loans are payable on demand and bear interest at prime plus 1.5% per annum. As of October 14, 1998, all of these loans ($590,732 in the aggregate) plus accrued interest remain outstanding.

     (b) Mr. Charles F. Sarkis is the majority shareholder of the Company. The Company owns more than 10% of the common stock of Back Bay Restaurant Group, Inc. ("BBRG"). Certain arrangements between the Company and BBRG and/or their respective affiliates were made while BBRG was a wholly-owned subsidiary of the Company and accordingly, were established by related parties and were not subject to arms-length negotiations. Prior to 1994, the Company and BBRG were parties to agreements pursuant to which BBRG operated the concessions business and received certain other revenues in connection with the operation of Wonderland Greyhound Park and Foxboro Park, two parimutuel race tracks owned by the Company. In May 1994, BBRG transferred its concession and related operations to the Company in return for a $770,000 term note to which $200,000 owed by the Company to BBRG was added, to bring the total principal amount of the note to $970,000. In 1997, this note was amended requiring equal quarterly payments of principal and interest beginning April 1, 1999 of approximately $36,000 with interest at 6%.

     (c) In November 1992 the Company engaged a firm to assist management in the planning and execution of financial and operational reorganization of the Company. One of the principals of such firm is Mr. Fawcett. The agreement provided such Firm would be granted warrants to acquire an amount of shares of the Company's Common Stock which, upon exercise, would constitute 6% of the Company's capital stock on a fully diluted basis, with an exercise price of $3.00 per share and a term of fifteen years upon successful completion of the engagement. At August 14, 1998, the Company has not executed a warrant agreement with the consulting firm. The Company is currently in the process of renegotiating the amount of shares, per share price and other terms.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors, and greater than ten percent stockholders are required by regulation of the SEC to furnish the Company with copies of all
Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1997, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that Messrs. Charles F. Sarkis, A. Paul Sarkis, Richard P. Dalton and Richard G. Egan, Jr. failed to timely file a Form 5 with respect to option grants made in fiscal year 1997.

                            EXPENSES OF SOLICITATION

     All costs connected with the solicitation of proxies will be borne by the Company. Brokers and other persons holding stock for the benefit of others will be reimbursed for their expenses in forwarding proxies and accompanying material to the beneficial owners of such stock and obtaining their proxies. Solicitation may be made by mail, telephone, telegraph, or otherwise, and some of the directors, officers, and regular employees of the Company may assist in the solicitation without additional compensation.

                                 AUDIT MATTERS

     BDO Seidman, LLP has been selected to examine the financial statements of the Company for the fiscal year ended December 31, 1997, and to report the results of their examination. A representative of BDO

Seidman, LLP is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement and to respond to appropriate questions from stockholders.

                          FUTURE STOCKHOLDER PROPOSALS

     The Company presently expects to hold its 1999 Annual Meeting of Stockholders (the "1999 Annual Meeting") on or about October 7, 1999. If a stockholder wishes to present a proposal to be voted on at the 1999 Annual Meeting, the stockholder must, at the time the proposal is submitted, be a record or beneficial owner of a security entitled to vote at the 1999 Annual Meeting. Further, for the proposal to be considered at the Annual Meeting, the stockholder must continue to own the security through the date of the 1999 Annual Meeting. The proposal, in order to be included in the management proxy statement and form of proxy, must be received at the Company's executive offices no later than June 23, 1999.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

     Stockholders are requested to fill out, date, sign, and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire; otherwise, your proxy will be voted for you. Your proxy may also be revoked by written notice to the Secretary of the Company or by submission of a later dated proxy.

                                  10-K REPORT

     The Company will provide each beneficial owner of its securities with a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the Company's most recent fiscal year without charge upon receipt of a written request from such person. Such requests should be directed to The Westwood Group, Inc., 190 VFW Parkway, Revere, Massachusetts 02151, Attention:
Corporate Secretary.

                                 VOTING PROXIES

     The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors' recommendations.

                                          By order of the Board of Directors


                                          RICHARD P. DALTON
                                          President

Revere, Massachusetts
October 21, 1998

                           THE WESTWOOD GROUP, INC.
                         REVERE, MASSACHUSETTS 02151

                     SOLICITED BY THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 19, 1998


The undersigned hereby appoints as Proxies, Richard F. Dalton and Richard G. Egan, Jr., each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designed on the reverse side, all shares of capital stock of The Westwood Group, Inc. (the "Company") held of record by the undersigned on October 14, 1998 at the Annual Meeting of Stockholders to be held on November 19, 1998 and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

--------------------------------------------------------------------------------
         PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN
                            THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company.
Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

________________________________             ________________________________

________________________________             ________________________________

________________________________             ________________________________


[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

----------------------------------------------------------------  1. Election of Directors.              For All    With-  For All
                  THE WESTWOOD GROUP, INC.                                                               Nominees   hold   Except
----------------------------------------------------------------     Charles F. Sarkis by vote of          [ ]       [ ]     [ ]
                                                                     Common Stock and Class B Common
                                                                     Stock.

                                                                     Paul J. DiMare by vote of
                                                                     Common Stock.

                                                                     If you wish to withhold authority to vote for all nominees, mark the "Withhold" box; if you wish to withhold authority with respect to certain individuals, mark the "For All Except"
                                                                     box and strike a line through the particular name(s).

RECORD DATE SHARES:
                                                                                                           For    Against  Abstain
                                                                  2. In their discretion the proxies       [ ]       [ ]     [ ]
                                                                     are authorized to vote upon any
                                                                     other business as may properly
                                                                     come before the meeting.
                                               -----------------
Please be sure to sign and date this Proxy     Date                  Mark box at right if an address change or comment       [ ]
----------------------------------------------------------------     has been noted on the reverse side of this card.


------- Stockholder sign here ----------- Co-owner sign here ---

DETACH CARD                                                                                                             DETACH CARD

